Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Talen Energy Corporation of our report dated March 17, 2015 relating to the financial statements of RJS Generation Holdings LLC, which appears in the Registration Statement on Form S-1 of Talen Energy Corporation (File No. 333-199888).

/s/PricewaterhouseCoopers LLP

Austin, Texas

May 28, 2015